Exhibit 99.1

ForceField Energy Divests its TCS Businesses in China; Receives Approximately $8.6 Million of its Common Stock Held by Former Minority Partner

Accretive Transaction Reduces Operating Losses, Strengthens Working Capital and Decreases Common Shares Outstanding by 8.6%

NEW YORK, NY (Globe Newswire- February 21, 2014) ForceField Energy Inc. (“ForceField” or the “Company”) (Nasdaq: FNRG), a designer, distributor and seller of energy products and solutions, announced today that it has completed the sale of its 60% interest in Wendeng He Xie Silicon Co., Ltd. (“Wendeng”) to the minority owner of Wendeng and has concluded its operations at Zibo Baokai Commerce and Trade Co., Ltd. (“Baokai”). The combination of both transactions significantly improves the Company’s working capital, eliminates operating losses related to these business segments, and enables the Company to sharpen its focus on its continuing key business segments.

Upon the closing of the Wendeng transaction, ForceField paid $50,000 in cash consideration and received 1,462,097 shares of its restricted common stock, valued at approximately $8.6 million based upon the closing market price on February 19, 2014 of $5.87, for the sale of its 60% equity interest in Wendeng to the minority owner of Wendeng. This common stock will be placed in treasury and will reduce ForceField’s issued and outstanding share count from approximately 17.0 million shares to nearly 15.6 million shares. With the closing of the Baokai transaction, ForceField concluded its Chinese distribution operations and transferred its 90% equity interest in Baokai to the minority owners of Baokai. ForceField is indemnified from any present or future obligations or liabilities, which were assumed in totality by the minority owners under the terms of each agreement.

Wendeng and Baokai were concentrated in the manufacture and distribution of trichlorosilane (“TCS”), a chemical compound used in the production of polysilicon graded for solar fuel cells in photovoltaic panels. The divestment and closure of these two operating segments provides ForceField with the opportunity to exit a globally depressed polysilicon market and instead concentrate on the continued distribution and sale of its LED lighting products, smart electric meters, and modular waste heat conversion units.

David Natan, ForceField’s CEO, commented, “We are very pleased to complete this transaction and receive significant value in return for these TCS-based businesses located in China. The polysilicon marketplace remains depressed, and despite our best efforts to make these businesses profitable, we see no signs of recovery in the foreseeable future that justified maintaining those operations.  This transaction benefits our shareholders, customers and partners, and it will enable us to enhance our focus on delivering the highest quality LED lighting, smart electric meter, and waste heat to clean electricity products and services to our growing international customer base.”

Jason Williams, ForceField’s CFO, commented, “Today's announcement is a clear demonstration of our steadfast commitment to improve ForceField’s financial performance and working capital by eliminating our continued exposure to a volatile, commodity-based raw materials market in the solar industry. We are extremely proud that we were able to maintain the integrity of these business segments through a substantial market downturn without negatively impacting our liquidity. With the conclusion of these accretive transactions, we have now received significant value for these businesses while simultaneously reducing our common shares outstanding by nearly nine percent.”

About ForceField Energy Inc.

ForceField Energy Inc. and its subsidiaries, collectively referred to as “ForceField”, comprise a global company whose products and solutions focus renewable and sustainable energy solutions and improved energy efficiency.  ForceField is a global distributor of commercial LED lighting products for a premier manufacturer, Shanghai Lightsky Optoelectronics Technology Co., Ltd. ForceField Energy maintains exclusive distribution rights within the United States, Canada, Mexico, Latin America, the Caribbean and parts of Europe; as well as a distributor for Catalyst LED products. A light emitting diode (or “LED”) is a semiconductor device that converts electricity into light. LED lights are considered green products due to the absence of any dangerous chemicals and their ability to significantly reduce energy consumption by 50% to 85% over traditional lighting products depending upon the application.

Additionally, ForceField is distributor of smart electric meters for PowerOneData International, Inc., an international company that provides Advanced Metering Infrastructure (AMI) solutions and Automated Street Light Management (ASLM) systems. AMI solutions enable low-cost, real-time data capture in an effort to reduce transmission distribution losses, power generation expenses and operating costs.

ForceField is a designer and licensee of modular, heat recovery systems that convert waste heat into clean electricity. Its patented technology is based upon the Organic Rankine Cycle (ORC) and uses proprietary, multiple-component fluids that are environmentally sound and applicable at broader temperature ranges than other energy recovery systems. These recovery systems increase both the economic and operating efficiency of a process, while significantly decreasing the amount of thermal and air pollution emitted into the environment.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects" or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include i) the Company’s ability to generate significant revenues and profits  from its waste heat technology and LED lighting segments, (ii) the Company’s ability to obtain adequate  financing to achieve its LED and waste heat technology business plan (iii) the successful installation and efficacy of the Company’s LED lighting products (iv)  other factors without limitation which are detailed in documents we file from time to time with the Securities and Exchange Commission, which are available at www.sec.gov.

Contact information

ForceField Energy Inc.
Richard ST Julien
212-672-1786
www.ForceFieldenergy.com

Mission Investor Relations
Sherri Franklin
404-941-8975
www.MissionIR.com